Exhibit 10.7
VOUGHT AIRCRAFT INDUSTRIES, INC.
CHANGE IN CONTROL SEVERANCE AGREEMENT
     This Change in Control Severance Agreement (the “Agreement”) is made and entered into effective as of May 6, 2010 (the “Effective Date”), by and between Ronald Muckley (the “Executive”) and Vought Aircraft Industries, Inc. (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.
RECITAL
     A. The Company may enter into a merger agreement, by and among the Company, Triumph Group, Inc. (“TGI”) and a wholly-owned direct or indirect subsidiary of TGI (together with TGI, the “Buyer”), pursuant to which the Company may be acquired by the Buyer (the “Merger Agreement”).
AGREEMENT
     In consideration of the mutual covenants herein contained and the continued employment of the Executive by the Company (or one of its Affiliates), the parties agree as follows:
     1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) “Affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common control with, the Company.
          (b) “Annual Base Salary” shall mean the Executive’s annual base salary as in effect immediately prior to the Termination Date, provided, however, that the Annual Base Salary shall be no less than the Executive’s annual base salary as in effect immediately prior to the date of a Change in Control.
          (c) “Board” shall mean the Board of Directors of the Company.
          (d) “Cause” shall have the definition provided in an applicable employment agreement between the Company and the Executive or, if no such agreement exists or such agreement does not contain such a definition, then “Cause” shall mean:
               (i) The Executive’s failure to substantially perform his or her duties as an employee of the Company (other than any such failure resulting from the Executive’s Disability) which failure has not been cured within thirty (30) days after the Executive’s receipt of notice thereof from the Company, provided that the Executive shall not be entitled to a cure any such failure if the Executive has previously cured any failure under this Section 1(d)(i) in the immediately preceding six months;

               (ii) The Executive’s willful misconduct, gross negligence or a breach of fiduciary duty;
               (iii) The Executive’s willful and material breach of any written agreement between the Company and the Executive which has not been cured within thirty (30) days after the Executive’s receipt of notice thereof from the Company, provided that the Executive shall not be entitled to cure any such breach if the Executive has previously cured any breach under this Section 1(d)(iii) in the immediately preceding six months;
               (iv) The Executive’s having been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, for example, any such order consented to by the Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied;
               (v) The Executive’s conviction of, indictment for, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;
               (vi) The Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement; or
               (vii) The Executive’s commission of an act of fraud, embezzlement, or misappropriation, in each case, against the Company.
          (e) “Change in Control” shall mean the consummation of the Closing (as defined in the Merger Agreement).
          (f) “Code” shall mean the Internal Revenue Code of 1986, as amended, together with the Department of Treasury Regulations and other official guidance promulgated thereunder.
          (g) “Disability” shall mean, at any time the Company or any of its Affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, that if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his or her position with the Company for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers. Any refusal by the Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Executive’s Disability.
          (h) The Executive shall have “Good Reason” to resign the Executive’s employment within ninety (90) days following the occurrence of any of the following events:

               (i) a material diminution in the nature or scope of the Executive’s responsibilities, authorities or duties or the assignment of duties and responsibilities materially inconsistent with those normally associated with the Executive’s position, in each case, other than any change resulting from a transaction where the Executive remains in a similar position with respect to the business of the Company as operated prior to the transaction, notwithstanding that the Executive is in a diminished role with respect to a combined company resulting from such transaction;
               (ii) a material reduction in the amount of the Executive’s Annual Base Salary, as in effect from time to time;
               (iii) any material breach of this Agreement by the Company; or
               (iv) a material change to the geographic location at which the Executive must provide services (within the meaning of Code Section 409A), provided, however, that in no event shall a relocation of less than 50 miles constitute a material change for purposes of this clause (iv).
Notwithstanding the foregoing, Executive may terminate his or her employment for Good Reason only if the Executive provides written notice to the Company specifying the event(s) purported to constitute Good Reason in reasonable detail and the Company has not remedied such event(s) within thirty (30) days following delivery of such notice (which thirty (30) day period shall not count against the ninety (90) day period specified above).
          (i) “Separation from Service” shall mean the Executive’s “separation from service” from the Company (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)).
          (j) “Target Annual Bonus” shall mean the last target bonus approved by the Board for the Executive; provided, however, that the Target Annual Bonus shall be no less than the last target bonus approved by the Board for the Executive prior to the date of a Change in Control.
          (k) “Termination Date” shall mean the date on which the Executive incurs a Separation from Service.
     2. Term of Agreement.
          (a) No Change in Control. If a Change in Control has not been consummated on or prior to the six-month anniversary of the Effective Date, then this Agreement shall terminate as of the close of business on the six-month anniversary of the Effective Date.
          (b) No Termination. If a Change in Control is consummated on or prior to the six-month anniversary of the Effective Date, but the Executive has not incurred a Separation from Service on or prior to the first anniversary of the Change in Control, then this Agreement shall terminate as of the close of business on the first anniversary of the Change in Control.
          (c) Change in Control and Qualifying Termination. If a Change in Control occurs on or prior to the six-month anniversary of the Effective Date and the Executive incurs a Separation from Service by reason of a termination of the Executive’s employment by the

Company without Cause or by the Executive for Good Reason, in either case, on or prior to the first anniversary of the Change in Control, then this Agreement shall terminate as of the first date that all obligations of the parties under this Agreement have been satisfied.
     In any case, upon the termination of this Agreement, the Company shall cease to have any obligation to make any payments hereunder, and, except as provided in Section 11(a), this Agreement shall become null and void and shall have no further force or effect.
     3. Termination without Cause or Resignation for Good Reason following a Change in Control.
          (a) Severance. If (x) within six months after the Effective Date, the Company consummates a Change in Control, and (y) upon or subsequent to the consummation of such Change in Control and prior to the first anniversary of the Effective Date, the Executive incurs a Separation from Service by reason of a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, then, subject to the Executive signing, within fifty (50) days following the Termination Date, and not revoking a release of claims in substantially the form attached hereto as Exhibit A, the Company shall:
               (i) Pay to the Executive, in equal installments over the twenty-four (24) month period following the Termination Date in accordance with the Company’s regular payroll practice, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his or her employment hereunder for a period of twenty-four (24) months following the Termination Date, which amounts shall be payable commencing on the Company’s first payroll date occurring on or after the 60th day following the Termination Date (the “First Payroll Date”), and any amounts that would otherwise have been paid pursuant to this Section 3(a)(i) prior to such payroll date shall be paid in a lump-sum on the First Payroll Date; and
               (ii) Pay to the Executive an amount equal to two (2) times the Executive’s Target Annual Bonus, payable in a lump-sum on the First Payroll Date.
     Each payment under this Section 3 shall be treated as a separate payment for purposes of Code Section 409A. The payments under this Section 3 shall not be deemed salary or other compensation to the Executive for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Company or its Affiliates maintained for the benefit of its employees, unless such plan or arrangement expressly provides otherwise.
          (b) Six-Month Delay. Notwithstanding anything to the contrary in this Section 3, no payments under this Section 3 will be paid during the six-month period following the Executive’s Separation from Service unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in this Section would not cause the Executive to incur an additional tax under Code Section 409A (in which case such amounts shall be paid at the time or times indicated in this Section). If the payment of any amount is delayed as a result of the previous sentence, on the first day following the end of the six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including upon the Executive’s death), the Company will pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been previously paid to the Executive under this Agreement.

     4. Non-Competition; Non-Solicitation. The Executive acknowledges that the Company has provided and the Company agrees to continue to provide the Executive with access to its confidential, proprietary, and/or trade secret information, including confidential information of third parties such as customers, suppliers, and business affiliates; specialized training and knowledge regarding the Company’s methodologies and business strategies; and/or support in the development of goodwill such as introductions and customer relationship information. The foregoing is not contingent on continued employment, but upon the Executive’s use of the access, specialized training, and/or goodwill support provided by Company for the exclusive benefit of the Company and upon the Executive’s full compliance with the restrictions on the Executive’s conduct provided for in this Agreement. Ancillary to the rights provided to the Executive as set forth in this Agreement and any addenda or amendments to this Agreement, the Company’s provision of confidential, proprietary, and/or trade secret information, specialized training, and/or goodwill support to the Executive, and the Executive’s agreements regarding the use of same, and in order to protect the value of any equity-based compensation, training, goodwill support and/or the confidential information described above, the Company and the Executive agree to the following provisions against unfair competition, which the Executive acknowledges represent a fair balance of the Company’s rights to protect its business and the Executive’s right to pursue employment:
          (a) The Executive shall not, at any time during the Executive’s employment with the Company or during the twenty-four (24) month period following the Termination Date (the “Non-Compete Period”), directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any Business (as defined below) of the Company or its Affiliates anywhere in the world where the Company conducts business or, on the Termination Date, has plans to conduct business in the twelve (12) month period following the Executive’s Termination Date; provided, however, that the Executive shall be permitted to acquire a passive stock interest in such a business provided the stock acquired is publicly traded and is not more than two percent (2%) of the outstanding interest in such business.
          (b) During the Non-Compete Period, the Executive shall not, directly or indirectly, recruit or otherwise solicit or induce (and in the case of an employee, hire or retain) any employee, customer, subscriber or supplier of the Company (i) to terminate its employment or arrangement with the Company, (ii) to otherwise change its relationship with the Company or (iii) to establish any relationship with the Executive or any of his or her affiliates for any business purpose competitive with the Business of the Company.
          (c) In the event the terms of this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, such terms will be interpreted and/or reformed to extend only over the maximum period of time for which they may be enforceable, over the maximum geographical area as to which they may be enforceable, or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.
          (d) As used in this Section 4 and in Section 5 and Section 6 below, (i) the term “Company” shall include the Company and its direct or indirect parents, if any, and subsidiaries, and (ii) the term “Business” shall mean the development, production, sale, maintenance and support for aerostructures with respect to commercial, military and business jet aircraft, including (but not limited to) fuselages, wings and wing assemblies, empennages, aircraft doors, nacelle components and control surfaces, as such business may be expanded or altered by the Company prior to the Termination Date.
     5. Nondisclosure of Proprietary Information; Non-Disparagement.
          (a) Except in connection with the faithful performance of the Executive’s duties as an employee of the Company or pursuant to Section 5(c) and/or Section 5(d) below, the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his or her or her benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).
          (b) Upon the Executive’s termination of employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.
          (c) The Executive may respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.
          (d) Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 5(c) above), (ii) disclosing information and documents to his or her attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his or her personal correspondence, his or her personal rolodex and documents related to his or her own personal benefits, entitlements and obligations, provided that any confidential or proprietary information or trade secrets of or relating to the Company is first removed from any such rolodex or documents.
          (e) The Executive agrees, while he is employed by the Company and thereafter, to refrain from disparaging the Company and its Affiliates, including any of their services, technologies or practices, or any of their directors, officers, agents, employees, former employees, representatives or stockholders, either orally or in writing; provided, however, that nothing in the foregoing shall preclude the Executive from making truthful statements that are required by applicable law, regulation or legal process.
          (f) In addition to the covenants set forth in this Section 5, the Executive shall also remain bound by all of the terms of the Employee Intellectual Property Agreement (the “Employee Agreement”) previously entered into between the Executive and the Company, which is incorporated herein by reference, provided that in the event of a conflict between the Employee Agreement and this Agreement, the more restrictive agreement shall control. In addition, the Executive shall remain bound by any similar provisions of any previously executed employment agreement between the Company and the Executive, provided that in the event of a conflict between the Employee Agreement and this Agreement, the more restrictive agreement shall control.
     6. Inventions. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the time the Executive is employed by the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his or her attorney-in-fact to execute on his or her behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions. In addition to the covenants set forth in this Section 6, the Executive shall also remain bound by all of the terms of the Employee Agreement, provided that in the event of a conflict between the Employee Agreement and this Agreement, the more restrictive agreement shall control.
     7. Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 4, 5 and 6 hereof will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 4, 5 and/or 6 hereof, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without having to prove damages or post bond.
     8. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise and including any Affiliates), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of the Executive’s rights or obligations may be assigned or transferred by the Executive, other than the Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.
     9. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:
     If to the Company:
Vought Aircraft Industries, Inc.
P.O. Box 655907 MS 49R-09
Dallas, TX 75265-5907
Attn: General Counsel
Facsimile: (972) 946-5642
     If to the Executive: at the last address on the records of the Company or at any address as any party shall have specified by notice in writing to the other party.
     10. Code Section 409A. This Agreement shall be interpreted in accordance with Code Section 409A, including, without limitation by giving any terms used in this Agreement such meanings as are necessary to avoid adverse tax consequences under Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that, following the Effective Date, the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Code Section 409A, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (a) preserve the intended tax treatment of the compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or to avoid less favorable accounting or tax consequences for the Company and/or (b) to exempt the compensation and benefits payable hereunder from Code Section 409A or to comply with the requirements of Code Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 10 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Executive for any failure to do so.
     11. Miscellaneous Provisions.
          (a) Survival. Notwithstanding any provision of this Agreement to the contrary, Sections 5 through 11 of this Agreement shall survive the termination of this Agreement in perpetuity (or for such shorter period as is specified in any such Section). Notwithstanding any provision of this Agreement to the contrary, Section 4 of this Agreement shall survive the termination of this Agreement for the period of time specified therein if, and only if, the Executive incurs a Separation from Service on or before the date this Agreement terminates in accordance with Section 2.

          (b) Effect on Other Arrangements. From and after the occurrence of a Change in Control prior to the six-month anniversary of the Effective Date, in the event the Executive becomes entitled to payments under Section 3 of this Agreement (without regard to the application of Section 12(a)), this Agreement shall supersede and replace any severance payments and/or benefits that the Executive may be entitled to receive under the terms of any other employment, severance or similar agreements or arrangements with the Company or its Affiliates. For the avoidance of doubt, in no event shall the Executive be entitled to receive severance payments or benefits under both this Agreement and (i) any employment agreement between the Executive and the Company (or one of its affiliates) or (ii) any severance plan in which the Executive would otherwise be entitled to participate.
          (c) Entire Agreement. The terms of this Agreement (including the Employee Agreement) are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, provided, however, that, except as provided in Section 11(b), this Agreement shall not supersede the terms of any previously executed employment agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
          (d) Amendment; Waiver. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
          (e) Choice of Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware, without reference to the principles of its conflicts of law, and where applicable, the laws of the United States.
          (f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement, other than disputes or controversies arising under or in connection with the provisions of Sections 4, 5 or 6 hereof, shall be settled exclusively by arbitration, conducted before an arbitrator in Dallas, Texas in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. Only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator(s) shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator(s) shall be valid, binding, final and non-appealable, provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. Each party shall pay its own attorney’s fees and expenses.

          (g) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
          (h) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
          (i) Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
          (j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
     12. Section 280G Cutback; Stockholder Approval.
          (a) Except as otherwise provided in subsection (b) below, in the event that it shall be determined that any right to receive any payment or other benefit under this Agreement or under any other agreements, arrangements or benefit plans of the Company or any of its subsidiaries or Affiliates to or for the benefit of the Executive (the “Payments”), would not be deductible by the Company or any of its subsidiaries or Affiliates or the person making such payment or distribution or providing such right or benefit as a result of Section 280G of the Code, then, to the extent necessary to make the Payments deductible to the maximum extent possible (but, except as otherwise provided herein, only to such extent and after taking into account any reduction in the Payments relating to Section 280G of the Code under any other plan, arrangement or agreement), such right, payment or benefit shall not become vested or paid. For purposes of determining whether any of the Payments would not be deductible as a result of Section 280G of the Code and the amount of such disallowed deduction, all Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as nondeductible, assuming that no portion of any payment to be received by the Executive in connection with the Merger would be viewed as “reasonable compensation for personal services” within the meaning of Section 280G of the Code and the regulations thereunder. All determinations required to be made under this subsection (a), including whether and which of the Payments are required to be reduced, the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company (the “Accountants”), provided that such determinations shall be based upon a “more likely than not” standard, and provided further that, for further certainty, the amount by which the Payments shall be reduced, if at all, shall be $1,000 more than the amount determined by the Accountants. Notwithstanding anything in the foregoing and notwithstanding any other provision of any other agreement or arrangement between the Executive and the Company or any of its subsidiaries or Affiliates, any reductions made pursuant to this Section 12(a) or pursuant to any similar provision in any other agreement between the Executive and the Company or any of its subsidiaries or Affiliates shall be made in the following order: (i) first, all rights to continued benefits or payments in respect of premium costs under the Company’s group health and welfare plans and all other similar rights to reimbursements or in-kind benefits shall be reduced, beginning with benefits that would be received or paid last in time; (ii) second, all rights to cash severance payments and other similar payments that would be made upon a termination of the Executive’s employment shall be reduced, beginning with payments that would be made last in time; (iii) third, all rights to payments, vesting or benefits in connection with any restricted stock units with respect to the common stock of the Company held by the Executive shall be reduced; (iv) fourth, all rights to payments, vesting or benefits in connection with any options to purchase common stock of the Company shall be reduced; (v) fifth, all rights to payments, vesting or benefits in connection with any stock appreciation rights with respect to the common stock of the Company held by the Executive shall be reduced; and (vi) sixth, all rights to any other payments or benefits shall be reduced, beginning with payments or benefits that would be received last in time.
          (b) Notwithstanding any other provision of this Agreement, the provisions of subsection (a) above shall not apply to reduce the Payments if the Payments that would otherwise be nondeductible under Section 280G of the Code are disclosed to and approved by the Company’s stockholders in accordance with Section 280G(b)(5)(B) of the Code and applicable treasury regulations.
          13. Acknowledgement. The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment.
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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	Vought Aircraft Industries, Inc.
	By:	/s/ Tom Stubbins
		Title:	Vice President, Human Resources

EXECUTIVE:
/s/ Ronald Muckley
Signature

Printed Name

EXHIBIT A1
RELEASE
     For and in consideration of the payments and other benefits due to [          ] (the “Executive”) pursuant to the Change in Control Severance Agreement dated as of [                    ] (the “Severance Agreement”), by and between Vought Aircraft Industries, Inc., (the “Company”) and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, The Carlyle Group or any of their respective divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his or her employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.
     The Executive has read this Release carefully, acknowledges that the Executive has been given at least [21/45] days to consider all of its terms and is hereby advised to consult with any attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The Executive also understands that the Executive has a period of seven days after signing this Release within which to revoke his or her agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Agreement until eight days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans.

[1]	This release may be modified, as necessary, to comply with changes in applicable law.

Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.
     Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; or (ii) rights to indemnification the Executive may have as an insured under any director’s and officer’s liability insurance policy now or previously in force.
     This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date	Executive

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